Exhibit 10.71

2005 Compensation Program for Outside Directors

Annual Board Retainer:	$25,000
Committee Chairs:	$15,000/$30,000 for Audit Committee Chair
Committee Membership:	$5,000
Re-election RSU Grant:	6,000 RSUs (vesting 2,000 each year beginning at 1st anniversary of re-election)
Annual RSU Grant: (to all outside directors at each annual meeting*)	2,000 RSUs (vesting in full one year from grant date)

*	For so long as a director has options vesting pursuant to a grant made under the previous director compensation plan (i.e. program which provided a grant of 48,000 options upon election, vesting 16,000 at each subsequent annual meeting), he will not be entitled to the Annual RSU Grant.

All cash payments shall be based on service for a full year; pro rata payment shall be made for service of less than one year. Payment shall be quarterly and may be deferred. Deferrals must be made in the calendar year preceding the year in which services are rendered.

Equity awards shall be granted effective at the corresponding Annual Meeting of Shareholders.

As approved by the Compensation Committee April 13, 2005